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                                                                Exhibit 10.15

                                                           September 28, 1999

BY FAX

Mr. James E. Claypoole
3 Pinecrest Road
Hingham, MA  02043

Dear Jim:

         This letter serves to confirm our acceptance of your retirement as Chairman of the Board of Directors, Chief Executive Officer and President of Aztec Technology Partners, Inc. ("Aztec") and from the other offices that you hold in subsidiaries of Aztec effective September 30, 1999.

         Section 5.1 of your Employment Agreement dated June 10, 1998, which applies to termination by Aztec without cause, will govern the terms of this termination. We recognize and will fulfill our obligations under that Employment Agreement. These obligations include the payment to you of a severance bonus, the payment of your base salary through June 10, 2002 and the continuation your benefits (other than a personal secretary) until the earlier of your reemployment or June 10, 2002, all as set forth in and subject to the terms of your Employment Agreement and the terms of this letter.

         This will also confirm that the provisions of Exhibit 3.6 apply to all of your Aztec stock options. Specifically, all of such options shall become fully exercisable on the date your employment with Aztec terminates and you shall have two years from such date to exercise the stock options. This will also confirm that (a) the monthly car allowance which Aztec has provided to you is included in the severance benefits covered by Section 5.1(c) of your Employment Agreement and will continue to be provided to you for the period covered by said Section 5.1(c), (b) the fees and expenses of your counsel in connection with this letter shall be covered by Section 8 of your Employment Agreement and therefore paid by the Company, and (c) you shall be entitled to keep the computer which Aztec currently provides to you and to use the Aztec e-mail system, all at no charge to you.

         This will also acknowledge our agreement that notwithstanding the provisions of Section 5.1(a) of your Employment Agreement, your Severance Bonus Amount, which is $187,500, shall not be pro rated and will be paid in full as provided in Section 5.1(b) of your Employment Agreement.

         You will remain as a Director of Aztec for so long as you , the Board and the stockholders wish you to do so. You will not be granted any Director options in light of the fact that you already hold substantial options, which will continue in effect under the provisions of Section 5.1 of the Employment Agreement. You agree to vacate your office by Friday, October 1st.

         Aztec agrees that neither it nor any of its officers and directors shall make any disparaging comments about you or your job performance at Aztec; provided, however, that the foregoing shall not prohibit Aztec from making any such disparaging comments to a party which is required by contract to hold the comments in confidence so long as Aztec does not waive the contractual commitment of confidence. You shall have an adequate period of time to review

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Mr. James E. Claypoole
September 28, 1999
Page 2

any press release to be issued by Aztec concerning your departure as an employee of Aztec, and Aztec shall give reasonable consideration to any changes that you may request.

         We understand that you are willing to serve as a consultant to Aztec during the severance period described in Section 5.1 on terms that are mutually satisfactory. We look forward to working out the details of such an arrangement over the next week or so but this letter is not conditioned on our reaching agreement on such an arrangement.

         We appreciate your role in founding and your continued dedication in serving Aztec.

                                            Sincerely,


                                            Clifford Mitman, Jr.,
                                            Director and Chairman of the
                                            Compensation Committee

Agreed To:


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James E. Claypoole

Dated:
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